Exhibit 99.1

Atmel Announces 12% Year Over Year and 5% Sequential Revenue Growth in its Third
    Quarter 2003 Financial Results; Strong Cash Position with Continued Debt
                                   Reduction

    SAN JOSE, Calif.--(BUSINESS WIRE)--Oct. 16, 2003--Atmel Corporation (Nasdaq:ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced financial results for the third quarter ended September 30, 2003.
    Revenues for the third quarter of 2003 totaled $335,187,000, versus $318,472,000 in the second quarter of 2003 and $298,657,000 in the third quarter of 2002. This represents a sequential increase in revenues of 5.2% and year over year growth of 12.2%. Net loss for the third quarter of 2003 totaled $31,791,000 or $0.07 per share. In the second quarter of 2003, the Company reported a net loss of $44,077,000 or $0.09 per share. In the third quarter of 2002, the Company's net loss was $102,325,000 or $0.22 per share. Included in the net loss for the third quarter of 2002 was approximately $39,630,000 of restructuring and asset impairment charges.
    After adding back the $68 million non-cash expense of depreciation and amortization to the net loss of $32 million for the third quarter 2003, the Company generated $36 million to use towards the reduction of debt. Over the last twelve months, Atmel has reduced its overall debt by over $245 million, while cash has only decreased by approximately $90 million. Cash as of September 30, 2003 was approximately $408 million. Cash, in this context, refers to cash and cash equivalents, short-term investments and restricted cash.
    "Demand for our products has increased significantly over the last two quarters," stated George Perlegos, Atmel's President and Chief Executive Officer. "As we are seeing this trend continue into the next couple of quarters, it provides us with a clear indication that the upturn for the next semiconductor cycle has arrived."
    Perlegos added, "During the quarter, smart card ICs continued to be a key contributor to the Company's growth, as have system level ARM based ASICs and serial EEPROMs.
    "Additionally, we introduced a number of new products during the quarter. Included in these new products is our fourth generation controller that goes into a Disk on Key solution for a key customer. We also introduced our high performance, low cost digital camera processor that can process images with up to 6 megapixels. This product optimizes speed and power consumption for the fast growing consumer digital camera market," concluded Perlegos.

    Outlook

    The Company anticipates that in the fourth quarter of 2003, revenues should be sequentially up 3-6%, raising its guidance from last quarter. Additionally, R&D should be approximately $57-61 million, while SG&A should remain between $33-36 million. Finally, gross margins should be up about one percentage point in the fourth quarter.

    Teleconference

    Atmel will hold a teleconference at 3:00 PM Pacific Daylight Time today to discuss third quarter financial results. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com. Investors may access the live teleconference by dialing 303-262-2140, with pass code 552211.
    A web cast replay will be available for twelve months after the teleconference at http://www.atmel.com. Atmel will also provide a telephone recording of the teleconference, which will be available for 48 hours, starting approximately at 6:00 PM PDT today. Interested parties may listen to the playback of the teleconference by calling the following number: 303-590-3000 and entering the pass code 552211.

    About Atmel

    Founded in 1984, Atmel Corporation is headquartered in San Jose, California, with manufacturing facilities in North America and Europe. Atmel designs, manufactures and markets worldwide, advanced logic, mixed-signal, nonvolatile memory and RF semiconductors. Atmel is also a leading provider of system-level integration semiconductor solutions using CMOS, BiCMOS, SiGe, and high-voltage BCDMOS process technologies.

    (C) Atmel Corporation 2003. All rights reserved. Atmel and the Atmel logo are the registered trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be the trademarks of others.

    Information in this release regarding Atmel's forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel's expected revenue, operating costs and gross margins for the third quarter of 2003, new product shipments and market position. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, ability to integrate and manage acquisitions, and other risks detailed from time to time in the Atmel's SEC reports and filings, including our Form 10-K, filed on March 24, 2003 and subsequent Form 10-Q reports.




                           Atmel Corporation
               Condensed Consolidated Income Statements
                 (In thousands, except per-share data)
                              (Unaudited)

                         Three Months Ended     Nine Months Ended
                            September 30            September 30
                          2003       2002         2003        2002
                        --------- ----------   ----------  ----------


Net revenues:          $ 335,187 $  298,657   $  950,137  $  889,183

Expenses:
    Cost of sales        261,608    257,578      742,575     726,027
    Research and
     development          61,698     65,880      191,952     191,512
    Selling,
     general and
     administrative       34,345     31,695      102,749      96,832
    Restructuring
     and Asset
     Impairment Charge       ---     39,630         (360)    381,013
                        --------- ----------   ----------  ----------
        Total expenses   357,651    394,783    1,046,916   1,395,384
                        --------- ----------   ----------  ----------

Operating loss           (22,464)   (96,126)     (86,779)   (506,201)
Interest and other
 expense, net             (6,327)    (6,199)     (33,209)    (25,531)
                        --------- ----------   ----------  ----------
Loss before taxes        (28,791)  (102,325)    (119,988)   (531,732)
Income tax provision      (3,000)         0       (9,000)    (93,857)
                        --------- ----------   ----------  ----------

Net loss                ($31,791) ($102,325)   ($128,988)  ($625,589)
                        ========= ==========   ==========  ==========


Basic net loss
 per share                ($0.07)    ($0.22)      ($0.28)     ($1.34)
Diluted net loss
 per share                ($0.07)    ($0.22)      ($0.28)     ($1.34)
Shares used in basic
 net loss per-share
 calculation             470,494    467,771      468,914     467,390
Shares used in diluted
 net loss per-share
 calculation             470,494    467,771      468,914     467,390


                           Atmel Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)
                              (Unaudited)


                                 September 30, 2003  December 31, 2002
                                 ------------------  -----------------
Current assets:
  Cash and cash equivalents           $  326,427          $  346,371
  Short-term investments                  56,164              99,431
  Accounts receivable, net               195,001             195,182
  Inventories                            262,884             276,069
  Other current assets                    49,847             107,672
                                       ----------          ----------
       Total current assets              890,323           1,024,725

Fixed assets, net                        977,533           1,049,031
Fixed assets held for sale               157,158             174,651
Other assets                              37,979              32,025
Restricted cash                           25,120              22,127
                                       ----------          ----------
       Total assets                   $2,088,113          $2,302,559
                                       ==========          ==========
Current liabilities:
  Current portion of long-term debt   $  167,605          $  163,444
  Convertible notes                            -             132,485
  Trade accounts payable                 115,643              95,002
  Accrued liabilities and other          291,318             295,725
  Deferred income on shipments
   to distributors                        18,392              20,791
                                       ----------          ----------
       Total current liabilities         592,958             707,447

Long-term debt less current portion      172,607             259,261
Convertible notes                        201,474             194,248
Other long-term liabilities              191,681             172,460
                                       ----------          ----------
       Total liabilities               1,158,720           1,333,416

Stockholders' equity:
  Common stock                         1,262,972           1,252,739
  Accumulated other
   comprehensive income                  134,105              55,100
  Accumulated deficit                   (467,684)           (338,696)
                                       ----------          ----------
       Total stockholders' equity        929,393             969,143
                                       ----------          ----------
       Total liabilities and
        stockholders' equity          $2,088,113          $2,302,559
                                       ==========          ==========


    CONTACT: Atmel Corporation
             Steven Horwitz, 408-487-2677